Exhibit 2.2

EXHIBIT A

CONSENT AND INDEMNITY AGREEMENT

THIS CONSENT AND INDEMNITY AGREEMENT, dated as of April 4, 2006 (this “Agreement”), is by and among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), each of the stockholders of Passave, Inc., a Delaware corporation (the “Company”), listed on Annex A attached hereto (the “Principal Stockholders”), Ron Hiram, solely in his capacity as the representative of the Stockholders, Vested Option Holders and Warrant Holders (each as defined below) (the “Stockholder Representative”), and each Other Stockholder (as defined herein), Option Holder and Warrant Holder who, after the date hereof, join in and become a party to this Agreement in accordance with the terms hereof. Capitalized terms used in this Agreement but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), by and among Acquiror, Polaris Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Sub”), the Company and the Stockholder Representative.

RECITALS

A. Acquiror, Sub, the Company and the Stockholder Representative have concurrently herewith entered into the Merger Agreement pursuant to which, among other things, Sub will, at the Effective Time, be merged with and into the Company, which will become a wholly-owned subsidiary of Acquiror.

B. The Principal Stockholders are the holders of more than sixty percent (60%) of the aggregate outstanding shares of each of the Company’s Class A preferred stock and Class B preferred stock, par value $0.0001 per share (collectively, “Preferred Stock”), and more than a majority of the outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Principal Stockholders have determined that it would be in the best interests of the Company and its stockholders for the Company to enter into the Merger Agreement and consummate the Merger. Each Principal Stockholder owns the number of shares and class of Preferred Stock and the number of shares of Common Stock set forth next to the name of such Principal Stockholder on Schedule 1 attached hereto (such shares of Preferred Stock and Common Stock, the “Schedule 1 Shares”). The Schedule 1 Shares, together with all other shares of the Company’s capital stock that such Principal Stockholders become entitled to vote after the date of this Agreement, are referred to as the “Principal Stockholders Shares.”

C. The other holders of the Company’s Preferred Stock and Common Stock not signatory hereto, including Vested Option Holders and Warrant Holders any other Persons who become or will become holders after the date hereof (the “Other Stockholders” and, collectively, with the Principal Stockholders, the “Stockholders”) will be asked as a condition to the Closing to deliver the Consent (as defined below). By executing the Consent, each such Other Stockholder will be deemed to be added as a party to this Agreement as a Stockholder, and from and after the execution of the Consent will be subject to all of the obligations hereunder, and entitled to all of the benefits hereunder, as a Stockholder. The Consent will identify the number of shares and class of Preferred Stock and the number of shares of Common Stock owned by such Stockholder (such shares of Preferred Stock and Common Stock, the “Other Shares”). The Other Shares, together with all other shares of the Company’s capital stock for which The Principal Stockholders such Other Stockholders become entitled to vote after the date of this Agreement are referred to as the “Other Stockholder Shares”. The Principal Stockholder Shares and the Other Stockholder Shares are collectively referred to herein as the “Shares”.

D. In furtherance of the purposes of the Merger Agreement and as a condition to the willingness of Acquiror and Sub to enter into the Merger Agreement, the Stockholders have agreed to the matters set forth herein.

E. Pursuant to the Merger Agreement, prior to the Effective Time, the Company’s board of directors shall take such actions as may be required to adjust the terms of (i) all Warrants and the agreements governing such Warrants and (ii) all outstanding options to purchase shares of Common Stock granted under the Company Stock Plans (“Company Stock Options”), whether vested or unvested, as necessary to provide that, at the Effective Time, except as provided in the Merger Agreement, each Company Stock Option and Warrant outstanding immediately prior to the Effective Time shall be amended and converted into a right to acquire certain shares of Acquiror Common Stock.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CONSENT; PROXY

Section 1.1 Consent. Each Principal Stockholder, in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), and after reviewing the Merger Agreement, hereby irrevocably consents to, adopts, authorizes and approves every action set forth in the Action by Written Consent of the Stockholders of the Company attached hereto as Exhibit A (the “Consent”), which is being executed and delivered by each such Principal Stockholder concurrently herewith. Each Principal Stockholder hereby makes the foregoing consent, adoption, authorization and approval with respect to all of the Shares set forth next to the name of such Principal Stockholder on Schedule 1 by virtue of its execution and delivery of the Consent. Each Other Stockholder makes the foregoing consent, adoption, authorization and approval with respect to all of the Shares set forth next to the name of such Other Stockholder in the Consent.

Section 1.2 Irrevocable Proxy.

(a) Each Stockholder as of the date such Stockholder became or is deemed a party to this Agreement hereby grants to Acquiror an irrevocable proxy to exercise, at any time and from time to time: (i) all rights and powers of such Stockholder with respect to his, her or its Shares to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others; and (ii) without limitation of the rights and powers referred to in the preceding clause (i), all voting, approval, consent and waiver rights and powers that such Stockholder possesses or may in the future possess as record or beneficial owner of his, her or its Shares, in such manner as Acquiror may, in its sole discretion, deem necessary or, in Acquiror’s reasonable discretion, desirable in order to: (A) approve the Merger Agreement and the form, terms and provisions thereof and the consummation by the Company of the transactions contemplated thereby, including the Merger; and (B) prevent any other action, including any other merger and any consolidation, sale of assets or securities, reorganization or recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any other corporate action the consummation of which could reasonably be expected to, directly or indirectly, frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by this Agreement or the Merger Agreement. By giving this proxy such Stockholder hereby revokes all other proxies granted by such Stockholder to vote any of his, her or its Shares solely with respect to the foregoing matters. The power and authority hereby conferred shall not be terminated by any act of such Stockholder or by operation of law, by lack of appropriate power or authority or by the occurrence of any other event or events except the termination of the Merger Agreement in accordance with its terms and shall be binding upon all such Stockholder’s beneficiaries, distributees, successors, assigns and legal representatives. If, after execution of this Agreement, such Stockholder shall cease to have appropriate power or authority, Acquiror is nevertheless authorized and directed to vote such Stockholder’s Shares in accordance with the terms of this Agreement as if such lack of appropriate power or authority had not occurred and regardless of notice thereof. This proxy is irrevocable, is coupled with an interest and is granted in consideration of Acquiror’s and Sub’s entering into the Merger Agreement. This proxy shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger and (y) the termination of the Merger Agreement in accordance with its terms.

(b) Each Stockholder agrees not to grant another proxy to any Person or to vote any of such Stockholder’s Shares in favor of the approval of any other merger, consolidation, sale of assets or securities, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters in connection therewith, or any corporate action the consummation of which could reasonably be expected to, directly or indirectly, frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement. The obligations of each Stockholder under this Section 1.2(b) shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger and (y) the termination of the Merger Agreement in accordance with its terms.

(c) If the proxy granted in Section 1.2(a) is invalid or is ineffective for any reason, each Stockholder hereby irrevocably agrees to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others in such manner as Acquiror may, in its sole discretion, deem necessary or, in Acquiror’s reasonable discretion, desirable in order to secure the consent, adoption and approval by the stockholders of the Company of the Merger Agreement and the form, terms and provisions thereof and the consummation by the Company of the transactions contemplated thereby, including the Merger. The obligations of each Stockholder under this Section 1.2(c) shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger and (y) the termination of the Merger Agreement in accordance with its terms.

(d) Except as contemplated by this Section 1.2, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

Section 1.3 Delivery of Proxy. Each Stockholder agrees that Acquiror may deliver a copy of this Agreement to the Secretary of the Company and to any inspector or judges of elections, transfer agents, registrars or others to whom Acquiror wishes to give notice of the rights hereby granted.

Section 1.4 Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any and all appraisal rights or dissenters’ rights in connection with the Merger Agreement and the form, terms and provisions thereof and the consummation by the Company of the transactions contemplated thereby, including the Merger, to which such Stockholder may otherwise be entitled in accordance with Section 262 of the DGCL or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Stockholder, with respect to such Stockholder only, represents and warrants to and for the benefit of Acquiror as follows as of the date such Stockholder became or is deemed a party to this Agreement:

Section 2.1 Organization; Authority; No Conflicts. (a) If such Stockholder is an entity, such Stockholder is duly organized, validly existing and, where the concept is recognized under applicable Law, in good standing in its jurisdiction of organization. Such Stockholder has all requisite power and authority (and, if such Stockholder is an individual, has full legal capacity and is competent) to execute and deliver this Agreement, the Consent and the General Release (as defined in Section 5.4), to perform such Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the right to grant the written consent and the irrevocable proxy with respect to such Stockholder’s Shares referred to in Article I) and thereby. If such Stockholder is an entity, the execution and delivery of this Agreement and the Consent and the General Release have been duly and validly authorized by the board of directors (or comparable managing body) of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement, the Consent or the General Release or to consummate the transactions contemplated hereby or thereby. This Agreement and the Consent have been, and upon the execution and delivery by such Stockholder, the General Release will have been, duly executed and delivered by such Stockholder. This Agreement and the Consent constitute, and upon the execution and delivery by such Stockholder, the General Release will constitute, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Stockholder of this Agreement, the Consent and the General Release and the consummation by such Stockholder of the transactions contemplated hereby (including the grant of the written consent and irrevocable proxy with respect to such Stockholder’s Shares) and thereby do not and will not: (i) if such Stockholder is an entity, conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such Stockholder (if any); (ii) conflict with or violate any Law of the United States or Israel or any other jurisdiction in which such Stockholder is organized, if such Stockholder is an entity, or by which any property or assets of such Stockholder is bound or affected; (iii) conflict with any order of any Governmental Authority; (iv) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent pursuant to, give to others any rights of termination, acceleration or cancellation of, give rise to any right of any Person to receive any payment as a result of the consummation of the transactions contemplated hereby or result in any other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under, any provision of any agreement or other instrument binding upon such Stockholder or any of such Stockholder’s assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Stockholder, except for any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform his, her or its obligations under this Agreement; or (v) result in the creation or imposition of any Encumbrance on any Shares set forth next to such Stockholder’s name on Schedule 1 or in the Consent with respect to such Other Stockholder or any other assets of such Stockholder.

Section 2.2 Consents, etc. No filing, consent, waiver, approval or authorization of any Governmental Authority or of any third party is required in connection with the execution, delivery and performance by such Stockholder of this Agreement, the Consent or the General Release, any instrument contemplated hereby or thereby or the consummation by such Stockholder of any of the transactions contemplated by this Agreement or the Consent or the General Release.

Section 2.3 Ownership. As of the date such Stockholder became or is deemed a party to this Agreement, such Stockholder owns, and as of immediately prior to the Effective Time, such Stockholder will own, beneficially or of record, and has (and will have) good and marketable title to, the number of Shares set forth next to such Stockholder’s name on Schedule 1 or in the Consent with respect to any Other Stockholder, as of the date such Other Stockholder became or is deemed a party to this Agreement, free and clear of all Encumbrances. Such Shares are the only securities, or rights to acquire securities, of the Company or any of its Subsidiaries that are owned beneficially or of record by such Stockholder or any Affiliate of such Stockholder (other than any such Affiliate who is also a party to this Agreement). Such Stockholder has not previously granted any proxy with respect to the Shares set forth next to such Stockholder’s name on Schedule 1 or in the Consent with respect to the Other Stockholders that will impair such Stockholder’s ability to perform its obligations hereunder. All of the preemptive and similar rights and rights of first refusal, bring along and similar rights of such Stockholder with respect to the transactions contemplated by the Merger Agreement, including the Merger, have been duly and validly waived pursuant to Section 5.6 hereof.

Section 2.4 Access to Information. Each Stockholder has had the opportunity to review this Agreement and the Merger Agreement, to discuss them with an attorney of his, her or its own choice and to ask questions of and receive answers from the Company and its management concerning the terms and conditions of this Agreement and the Merger Agreement. Each Stockholder has received all information that such Stockholder believes is necessary for such Stockholder to evaluate the transactions contemplated by this Agreement and the Merger Agreement and to grant the consent and proxy contemplated by Article I.

Section 2.5 Investment Representations.

(a) The shares of Acquiror Common Stock to be acquired by each Stockholder in the Merger, including all shares to be delivered into escrow pursuant to the Escrow Agreement (collectively the “Merger Consideration Shares”), will be acquired for investment for such Stockholder’s (or such Stockholder’s designee’s) own account, not as a nominee or agent, and are being acquired pursuant to the terms and subject to the conditions of the Merger Agreement for such Stockholder’s own account for investment purposes only and such Stockholder has no present intention to cause a distribution of such Merger Consideration Shares and will only sell pursuant to a Shelf Registration Statement or pursuant to an exemption under the Securities Act. Each Stockholder further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Merger Consideration Shares other than as may be permitted by applicable securities laws.

(b) The Merger Consideration Shares, at the time of issuance, are not being registered under the Securities Act or any state securities or “blue sky” law, and are being issued to each Stockholder by reason of a specific exemption from the registration provisions of the Securities Act which depend upon, among other things, the accuracy of the Company’s and such Stockholder’s representations as expressed herein. Each of Stockholders understands that the Merger Consideration Shares are “restricted securities” under applicable U.S. Federal and state securities laws and that, pursuant to such laws, each Stockholder must hold the Merger Consideration Shares to be acquired by such Stockholder indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(c) Each Stockholder understands that the certificates representing the Merger Consideration Shares shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR PMC-SIERRA, INC.”

(d) Each of the Stockholders is an accredited investor, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e) Such Stockholder, either alone or with such Stockholder’s representative, has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in the Merger Consideration Shares and able to bear the economic consequences thereof and such Stockholder qualifies as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(f) In making such Stockholder’s decision to accept the Merger Consideration Shares in exchange for such Stockholder’s Shares, such Stockholder has relied upon independent investigations made by such Stockholder and, to the extent believed by such Stockholder to be appropriate, such Stockholder’s representatives, including such Stockholder’s own professional, tax and other advisors, and has not relied upon any representation or warranty from Acquiror, Sub, the Company or any of their respective directors, officers, employees, agents, affiliates or representatives with respect to the value of the Merger Consideration Shares.

(g) Neither Acquiror, nor the Company nor any of their respective representatives has made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to such Stockholder regarding the tax consequences of the Merger or of the resale of the Merger Consideration Shares by such Stockholder.

(h) Such Stockholder and such Stockholder’s representatives have been given a full opportunity to examine all documents relating to the transactions contemplated by the Merger Agreement, including this Agreement and the Ancillary Agreements, and to ask questions of, and to receive answers from, the Company, Sub and Acquiror and their respective representatives concerning the terms of the Merger Agreement, such Stockholder’s acceptance of the Merger Consideration Shares in exchange for such Stockholder’s Shares and the business of Acquiror and such other information as such Stockholder desires in order to evaluate an investment in the Merger Consideration Shares, and all such questions have been answered to the full satisfaction of such Stockholder.

(i) Such Stockholder has been furnished with all information about Acquiror’s assets, operations and business activities that such Stockholder has requested and that such Stockholder considers necessary or relevant to enable such Stockholder to make a decision about such Stockholder’s acquisition of the Merger Consideration Shares.

(j) Such Stockholder has evaluated the merits and risks of an investment in the Merger Consideration Shares and has determined that the Merger Consideration Shares are a suitable investment for such Stockholder in light of such Stockholder’s overall financial condition, investment objectives and prospects.

(k) Such Stockholder has been advised, and is aware, that market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including, following the Effective Time, the Merger Consideration Shares.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement may be terminated at any time by consent of the parties hereto as contemplated in Section 6.10 hereof, and this Agreement will terminate automatically if the Merger Agreement has been terminated in accordance with the terms thereof.

Section 3.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no continuing obligation or liability on the part of any party, except that nothing herein shall relieve any party from liability for any breach of this Agreement arising prior to or simultaneously with such termination.

ARTICLE IV

SURVIVAL; INDEMNIFICATION

Section 4.1 Survival of Representations, Warranties and Covenants.

(a) All of the representations, warranties, covenants and agreements of the Stockholders contained in or made pursuant to this Agreement shall survive (and not be affected in any respect by) the consummation of the Closing as provided in this Section 4.1.

(b) The representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Sections 4.2(a) hereof shall terminate on, and no claim or Action with respect thereto may be brought, after the twelve (12) month anniversary of the Closing Date, provided, however, that the representations and warranties contained in Sections 2.1(a) and 2.3 hereof shall survive indefinitely.

(c) The indemnity obligations contained in Sections 4.3 hereof shall survive until the expiration of the applicable survival period in the Merger Agreement with respect to the representations and warranties contained or referred to therein.

(d) The representations and warranties and the applicable indemnity obligations with respect to the inaccuracy or breach thereof pursuant to Section 4.2 hereof that terminate pursuant to this Section 4.1, as well as the other indemnification obligations of the Securityholders pursuant to Section 4.3 hereof for the Company’s inaccuracy or breach of certain of its representations and warranties contained in or made pursuant to the Merger Agreement shall not terminate with respect to (and to the extent of) any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Stockholder Representative has been given written notice from the Acquiror Indemnified Party (as defined below) describing in reasonable detail the facts upon which the claim for indemnification is based, including the identity of the person making the claim, prior to the expiration of the applicable survival period provided for in this Agreement or the Merger Agreement, as applicable.

Section 4.2 Indemnification by the Stockholders. Claims for indemnification under this Section 4.2 are sometimes referred to herein as “Covered Stockholder Claims.” Subject to the limitations set forth in Sections 4.1, 4.4 and 4.6 hereof, from and after the Closing Date, each Stockholder hereby severally and not jointly agrees for such Stockholder to indemnify and hold harmless each of Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Acquiror Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a) the inaccuracy or breach as of the date of this Agreement (or as of the date of the Consent with respect to the Other Stockholders) or as of the Closing Date of the representations and warranties of such Stockholder contained in or made pursuant to Article II of this Agreement, or any certificate or instrument delivered by such Stockholder in accordance herewith or in accordance with the Merger Agreement; and

(b) any breach by such Stockholder of any covenant or agreement of such Stockholder contained in this Agreement.

Section 4.3 Indemnification for Certain Breaches by the Company. Claims for indemnification under this Section 4.3 are referred to herein as “Covered Company Claims.” Subject to the limitations set forth in Sections 4.1, 4.4 and 4.6 hereof, from and after the Closing Date each Stockholder, and Vested Option Holder and Warrant Holder (collectively, “Securityholders”) hereby severally, and not jointly, agrees to save, indemnify and hold harmless each Acquiror Indemnified Party from and against any and all Losses to the extent arising out of or resulting from the matters set forth in Section 7.2 of the Merger Agreement.

Section 4.4 Manner and Limitation of Indemnification of Acquiror Indemnified Parties.

(a) Each Covered Company Claim and each Covered Stockholder Claim (together, the “Indemnification Claims”) shall be made only in accordance with and subject to the provisions of this Article IV and, in the case of Covered Company Claims, Article VII of the Merger Agreement. If at any time any Indemnification Claim is due to be paid hereunder and there are amounts in escrow (the “Escrow”) available to satisfy such Claim pursuant to the Escrow Agreement, the Indemnification Claim shall be satisfied first out of the Escrow and the balance shall be payable hereunder; provided, that, with respect to Covered Stockholder Claims, Acquiror Indemnified Parties, at their option, may seek indemnification directly from the applicable breaching Stockholder(s), rather than the Escrow.

(b) The Acquiror Indemnified Parties’ sole and exclusive recourse for any Loss or claim of Loss arising out of or relating to this Agreement and the Merger Agreement (only from and after the consummation of the Closing) and the transactions contemplated hereby and thereby, whether based in contract, tort or on any other grounds, shall be (i) as provided in this Article IV and (ii) as provided in Article VII of the Merger Agreement and shall be in lieu of any rights the parties may have under law or in equity with respect thereto; provided, however, that nothing in this Section 4.4(b) shall limit the recourse of an Acquiror Indemnified Party for any Loss or claim of Loss against a Stockholder arising out of or relating to (i) the exceptions to such limitations as provided in Section 7.4(d) of the Merger Agreement, (ii) fraud or intentional misrepresentation by such Stockholder or (iii) any other agreement or arrangement entered after the date of this Agreement to which an Acquiror Indemnified Party and such Stockholder are parties, including any General Release and any employment agreement, and nothing in this Section 4.4(b) shall add to any recourse set forth in Article VII of the Merger Agreement. Prior to Closing, each of the parties hereto shall be liable for any breaches of this Agreement to the extent provided under applicable Law.

Section 4.5 Third Party and Other Indemnification Claims.

(a) In order for an Acquiror Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a

Loss or a claim or demand made by any Person not a party to this Agreement against such Acquiror Indemnified Party (a “Third Party Claim”), Section 7.5 of the Merger Agreement shall apply.

Section 4.6 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement: (i) the obligations of the Stockholders under Section 4.3 hereof shall be subject to the limitations set forth in Section 7.6 of the Merger Agreement; and (ii) no Stockholder shall be liable under this Article IV or the Merger Agreement for an amount greater than the Merger Consideration received by such Stockholder; provided, however, that Stockholders that are Affiliates of one another shall not be liable under this Article IV for an amount greater than the aggregate Merger Consideration received by such Securityholders. The Securityholders shall be severally, and not jointly, liable with respect to all Losses that are to be indemnified in accordance with Section 4.3 only for such Securityholder’s Allocated Portion thereof. As used in this Agreement, a Securityholder’s “Allocated Portion” means the percentage set forth opposite such Securityholder’s name on the Merger Consideration Schedule.

(b) Without limitation of the indemnity obligations under this Article IV, from and after the Closing, (i) the Company shall have no obligation or liability whatsoever in respect of Losses arising out of or resulting from the indemnification obligations in this Article IV; and (ii) notwithstanding anything in this Agreement or the Merger Agreement to the contrary, the Stockholders shall have no right, and hereby waive, any right of indemnification, contribution or reimbursement from or remedy against the Company and/or the Surviving Corporation as a result of any indemnification they are required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement, the Merger Agreement or in any certificate, document or other instrument delivered herewith or therewith, and the Stockholders (and the Stockholder Representative) shall be deemed to have released, waived and forever discharged any right to indemnification, contribution or reimbursement that they may have at any time after the consummation of the Closing against the Company and/or the Surviving Corporation under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement, the Merger Agreement any Ancillary Agreement or in any certificate, document or other instrument delivered herewith or therewith.

Section 4.7 Acknowledgment and Appointment. The Securityholders acknowledge and agree that they will be fully responsible for all of their indemnification obligations hereunder, notwithstanding the fact that they do not own all of the stock of the Company and that they are not affiliated with the stockholders of the Company who are not party to this Agreement. Each Securityholder hereby appoints the Stockholder Representative as the exclusive agent of such Securityholder in connection with the matters and transactions contemplated by Sections 4.3 and 4.5 hereof and Section 5.12 and Article VII of the Merger Agreement with respect to the Acquiror Escrow Amount, which includes the right to agree to settlement in respect of such matter.

Section 4.8 Adjustment to Purchase Price. Any indemnification payable pursuant to this Article IV shall be treated for Tax purposes as an adjustment to the Merger Consideration.

ARTICLE V

OTHER AGREEMENTS

Section 5.1 Exclusivity. Each Stockholder agrees that he, she or it will comply with the exclusivity obligations set forth in Section 5.7 of the Merger Agreement.

Section 5.2 Transfer of Shares. Each Stockholder hereby agrees that he, she or it will not sell, transfer, assign, encumber or otherwise dispose of any of his, her or its Shares (or any interest therein) without the prior written consent of Acquiror prior to the earlier of the Effective Time and the termination of this Agreement.

Section 5.3 Stockholder Representative. (a) Each Securityholder hereby ratifies the appointment of the Stockholder Representative as contemplated by Section 2.11 of the Merger Agreement with all powers described therein. The Stockholder Representative shall also be deemed to have such incidental powers as may be necessary or desirable in order to effect the provisions of this Section 5.3. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. All decisions, actions, consents and instructions by the Stockholder Representative in accordance with its powers and authority under the Merger Agreement and this Agreement shall be binding upon such Securityholder, and no such Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror shall be entitled to rely on any such decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of such Securityholder, and Acquiror is hereby relieved from any liability to any Person for acts done in accordance with any such decision, act, consent or instruction. Acquiror hereby waives, and by its approval of this Agreement, such Securityholder shall be deemed to have waived, any claims it may have or assert, including those that may arise in the future, against the Stockholder Representative for, and agree that the Stockholder Representative shall have no liability for, any action or inaction taken or not taken by the Stockholder Representative in connection with such Person’s capacity as the Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct. Such Persons further agree that in no event shall the Stockholder Representative be liable for any negligent act or omission. The Stockholder Representative may consult with legal counsel and may rely on, and shall be fully protected in reliance on, any such advice of counsel.

(b) The Stockholder Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Securityholder or any other Person, nor shall the Stockholder Representative have any liability in the nature of a trustee or other fiduciary. The Stockholder Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in or in connection with this Agreement, the Merger Agreement or any other document contemplated to be entered into hereby or thereby; (ii) the performance or observance of any of the covenants or agreements of Acquiror, the Company or any of the Securityholders under any of this Agreement, the Merger Agreement or any other document contemplated to be entered into hereby or thereby; (iii) the business, properties, operations, condition (financial or otherwise) or prospects of Acquiror or the Company; or (iv) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Merger Agreement or any other document contemplated to be entered into hereby or thereby. The Stockholder Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(c) Each Securityholder, subject to Section 4.6(a) hereof and up to the Allocated Portion of each such Securityholder, shall severally and not jointly, indemnify the Stockholder Representative and the Stockholder Representative’s Affiliates and their respective directors, officers, agents, attorneys, employees and shareholders against any Losses (including reasonable attorneys fees and expenses) that such indemnities may suffer or incur in connection with this Agreement or the Merger Agreement, or any action taken or omitted by the Stockholder Representative (to the extent permitted by Law).

Section 5.4 General Release. Each Stockholder agrees to execute and deliver to the Company at the Closing: (a) a certificate to the effect that the condition precedent set forth in Section 6.3(c) of the Merger Agreement has been satisfied; and (b) a general release in the form attached as Exhibit B hereto (a “General Release”).

Section 5.5 Public Announcements. From and after the date hereof, no Securityholder shall issue any press release or otherwise make any public statements with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby prior to obtaining the written approval of Acquiror, except that, to the extent disclosure may be required by applicable Law, a Securityholder may make any required disclosure if it uses commercially reasonable efforts to give Acquiror reasonable opportunity to seek an appropriate protective order.

Section 5.6 Termination of Certain Stockholder’s rights. Each Stockholder hereby irrevocably waives effective as of the Effective Time any and all (i) rights to receive legal opinions and rights of tag along, bring along, limitations on consideration or any similar rights arising of or relating to the Merger and the transactions contemplated hereby and thereby, that he, she or it may have under the Company’s Certificate of Incorporation and By-laws, each as amended from time to time, and (ii) restrictions on the transfers of Shares set forth in that certain Stockholders Agreement made as of May 30, 2002, by and among the Company and certain of the Stockholders and that certain Amended and Restated Investor’s Rights Agreement made as of May 30, 2002, by and among the Company and certain of the Stockholders. Each Stockholder also agrees to not require the delivery of legal opinions or other documents described in the Section 5.6.

Section 5.7 Further Assurances. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including approval of the

Merger and the Merger Agreement, as promptly as practicable, including re-delivering to the Company and Acquiror a written consent approving the Merger if requested by Acquiror.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered during normal business hours either personally, or, if by facsimile upon written confirmation of receipt by facsimile or otherwise (and any such delivery that is not during normal business hours shall be deemed duly given on the next Business Day after such delivery), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the Securityholders at their respective address set forth on Schedule 2 hereto, and to the other parties hereto at addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Stockholder Representative, to:

Eurofund 2000 L.P.

87 Hayarkon St.

Tel Aviv, Israel 63432

Attn: Ron Hiram

Fax: (972-3) 527-0041

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Attn: James R. Tanenbaum

Fax: (212) 468-7900

and to:

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv, Israel 67897

Attn: Sharon Amir

Fax: (9723) 623-5005

(b) if to Acquiror, Sub or Surviving Corporation, to:

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Attn: Chief Financial Officer

Fax: (604) 415-6240

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael E. Lubowitz

Fax: (212) 310-8007

Section 6.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Consent, the Merger Agreement (including the Exhibits and Schedules thereto), Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement, the Merger Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 6.5 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.6 Submission to Exclusive Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware, and all of the parties hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7 Assignment; Successors. Except as provided in the last sentence of this Section 6.7, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by a Stockholder) or Stockholders who as of the date of this Agreement own more than 50% of the Shares owned by all Principal Stockholders (on an as-converted basis) (in the case of an assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall relieve or limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 6.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.9 Enforcement. The Securityholders agree that Acquiror would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Stockholder. Accordingly, Acquiror shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any Securityholder and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each Securityholder further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to prove the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief.

Section 6.10 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror and, as to amendments or modifications with respect to ministerial matters, the Stockholder Representative; provided, however, that this Agreement may not be amended, modified or supplemented in a manner that adversely impacts the rights or obligations of a Securityholder without the written consent of such Securityholder.

Section 6.11 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided to Acquiror Indemnified Parties.

Section 6.12 Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all fees and expenses incurred in connection with or related to this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising under Section 3.2 hereof from a breach of this Agreement by the other.

Section 6.13 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 6.14 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 6.15 No Presumption Against Drafting Party. Each of Acquiror, Stockholder Representative and Principal Stockholders acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Consent and Indemnity Agreement to be executed as of the date first written above personally or by their respective officers thereunto duly authorized.

PMC-SIERRA, INC.

By:
Name: Alan F. Frock
Title: Vice President and Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

By:
Ron Hiram

PSHOO, LLC	SPRING TECHNOLOGIES LTD.

By:	By:
Name:	Name:
Title:	Title:

BLUE ORANGE VENTURES, LLC	MEADOWLANE LTD.

By:	By:
Name:	Name:
Title:	Title:

RSIS BUSINESS TRUST	CUBIT INVESTMENT LTD.

By:	By:
Name:	Name:
Title:	Title:

Alan Oppenheim	Eran Ilan

[Consent and Indemnity Agreement — Signature Page]

WALDEN ISRAEL VENTURES III, L.P.	WALDEN ISRAEL VENTURES III (NQP), L.P.

By:	By:
Name:	Name:
Title:	Title:

WIV ISRAEL SIDE FUND III	WIV ISRAEL SIDE FUND III (G.M.L.T.)

By:	By:
Name:	Name:
Title:	Title:

WALDEN ISRAEL VENTURES III (CEO AND INDUSTRY EXECUTIVES SIDE FUND), L.P.	EUROFUND 2000 (NON-ISRAELI) L.P.

By:	By:
Name:	Name:
Title:	Title:

EUROFUND 2000 (ISRAELI) L.P.	BRM CAPITAL FUND L.P.

By:	By:
Name:	Name:
Title:	Title:

INTEL ATLANTIC INC.

By:
Eilon Tirosh	Name:
Title:

Barak Lifshitz	Yair Rivlin

Yair Aizenberg	Elnatan Gad

Edi Livshits	Henry Hsiaw

SCHEDULE 1

PRINCIPAL STOCKHOLDERS

COMMON STOCK AND PREFERRED STOCK

Name	Common Stock	Class A Preferred Stock	Class B Preferred Stock

Total

SCHEDULE 2

STOCKHOLDER ADDRESSES

Name	Address

EXHIBIT A

WRITTEN CONSENT

OF THE

HOLDERS OF CAPITAL STOCK

OF

PASSAVE, INC.

Dated as of [                ], 2006

Pursuant to Section 228 of the General

Corporation Law of the State of Delaware

The undersigned, the holders of at least:

(i) 60.0% in interest of the outstanding Series A Preferred Stock and Series B Preferred Stock (on an as-converted to Common Stock basis, excluding accrued but unpaid dividends), voting together as a single class, and

(ii) a majority of the issued and outstanding shares of Common Stock (on an as-converted to Common Stock basis, excluding accrued but unpaid dividends), voting together as a single class,

of Passave, Inc., a Delaware corporation (the “Company”), hereby consent to the adoption of the following resolutions without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law with the intent that said resolutions shall be as valid and effectual as if they had been adopted and ratified at a formal meeting of stockholders duly convened, which consent will be effective when the minimum number of shares required to approve the action are obtained:

WHEREAS, the board of directors of the Company (the “Board”) has approved that certain Agreement and Plan of Merger by and among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), Polaris Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Sub”), the Company and Ron Hiram, as the representative of certain stockholders of the Company thereunder (the “Stockholder Representative”) (the “Merger Agreement”) pursuant to which Sub will merge with and into the Company (the “Proposed Merger”);

WHEREAS, in connection with the Proposed Merger, stockholders seek to appoint, authorize and direct Ron Hiram to act as the Stockholder Representative, as such stockholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative.

WHEREAS, reference is made to the Consent and Indemnity Agreement by and among Acquiror, Sub, the Company, the Stockholders of the Company party thereto and the Stockholder Representative (the “Consent and Indemnity Agreement”);

WHEREAS, each of Menashe Ezra, Victor Vaisleib, Ariel Maislos, Ron Hiram, Roni Hefetz, Ray Stata and Gerald Dogon has agreed to tender their respective resignations as directors of the Company effective as of the Closing Date (as defined in the Merger Agreement);

NOW, THEREFORE, it is hereby:

RESOLVED, that the form, terms and provisions of the Merger Agreement, in substantially the form attached hereto as Exhibit A, are hereby approved and adopted in all respects, and that the proper officers of the Company be, and each hereby is, authorized, on behalf of the Company, to execute and deliver the Merger Agreement, to make such changes, additions or deletions thereto with and upon the advice of counsel and to do any and all other things necessary in connection with the Merger Agreement as the officer executing the same or performing such acts may approve, such approval to be conclusively evidenced by such officer’s execution or performance thereof; and it is further

RESOLVED, that the Stockholder Representative is appointed, authorized and directed to act as the Stockholder Representative, as such Stockholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative on behalf of such Stockholder insofar as it relates to indemnification claims under Article VII of the Merger Agreement, or otherwise expressly provided in the Merger Agreement and to exercise such rights, power and authority, as are incidental thereto (including the right, power and authority to retain attorneys, accountants and other advisors to assist him or her in the performance of his or her duties under the Merger Agreement), with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing and with all right, power and authority to act on behalf of each such Stockholder in connection therewith; and it is further

RESOLVED, that by executing this consent the undersigned acknowledges and agrees that it will be deemed to be a party to the Consent and Indemnity Agreement as a Stockholder (as such term is defined in the Consent and Indemnity Agreement), and from and after the execution of this consent, the undersigned will be subject to all of the obligations and entitled to all of the benefits of a Stockholder under the Consent and Indemnity Agreement, as if an original signatory thereof; and it is further

RESOLVED, that the number of shares of Preferred Stock and Common Stock of the Company set forth opposite the undersigned’s name on Schedule 1 attached hereto are owned of record by the undersigned on the date of this consent; and it is further

RESOLVED, that all prior actions taken by the Board and officers in connection with the Merger Agreement, the Consent and Indemnity Agreement, the Proposed

Merger and the transactions contemplated thereby and these resolutions are hereby ratified, confirmed and approved in all respects; and it is further

RESOLVED, that the directors and officers of the Company be, and they are or any one of them is, hereby authorized, empowered and directed, from time to time, in the name and on behalf of the Company under its seal, if desired, to execute, make oath to, acknowledge and deliver, any and all agreements, orders, directives, certificates, notices, assignments and other documents, instruments and papers and to take or cause to be taken such steps as they may determine to be necessary, appropriate or advisable to carry out the intent and purposes of the foregoing resolutions, such determination to be evidenced conclusively by the execution and delivery of such documents and the taking of such steps.

This action by written consent may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. This action shall be filed with the minutes of the proceedings of the stockholders of the Company and shall be effective as of the date first set forth above.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first set forth above.

PSHOO, LLC	SPRING TECHNOLOGIES LTD.

By:	By:
Name:	Name:
Title:	Title:

BLUE ORANGE VENTURES, LLC	MEADOWLANE LTD.

By:	By:
Name:	Name:
Title:	Title:

RSIS BUSINESS TRUST	CUBIT INVESTMENT LTD.

By:	By:
Name:	Name:
Title:	Title:

Alan Oppenheim	Eran Ilan

WALDEN ISRAEL VENTURES III, L.P.	WALDEN ISRAEL VENTURES III (NQP), L.P.

By:	By:
Name:	Name:
Title:	Title:

WIV ISRAEL SIDE FUND III	WIV ISRAEL SIDE FUND III (G.M.L.T.)

By:	By:
Name:	Name:
Title:	Title:

WALDEN ISRAEL VENTURES III (CEO AND INDUSTRY EXECUTIVES SIDE FUND), L.P.	EUROFUND 2000 (NON-ISRAELI) L.P.

By:	By:
Name:	Name:
Title:	Title:

EUROFUND 2000 (ISRAELI) L.P.	BRM CAPITAL FUND L.P.

By:	By:
Name:	Name:
Title:	Title:

INTEL ATLANTIC INC.

By:
Eilon Tirosh	Name:
Title:

Barak Lifshitz	Yair Rivlin

Yair Aizenberg	Elnatan Gad

Edi Livshits	Henry Hsiaw

SCHEDULE 1

Name of Stockholder	Shares of Class A Preferred Stock	Shares of Class B Preferred Stock	Shares of Common Stock

EXHIBIT B

Form of General Release

THIS GENERAL RELEASE, dated as of [            ], 2006 (this “General Release”), is given by                     , a                      (the “Releasor”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of April 4, 2006 (the “Merger Agreement”) among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), Polaris Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Acquiror (“Sub”), and Passave, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Acquiror, Sub and the Company have entered into the Merger Agreement pursuant to which, among other things, Sub will, at the Effective Time, be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly-owned subsidiary of Acquiror. The Releasor will receive significant financial benefit in connection with the consummation of the transactions contemplated by the Merger Agreement.

B. As a condition and inducement to Acquiror’s willingness to consummate the transactions contemplated by the Merger Agreement, the Releasor has agreed to execute and deliver this General Release.

AGREEMENT

1. For good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by the Releasor, the Releasor knowingly and voluntarily releases and forever discharges: (a) the Company and its Subsidiaries, Affiliates, officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the “Company Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against any of the Company Released Parties that the Releasor or any of his, her or its successors or assigns may have, relating in any way to or in connection with any matter or thing from the beginning of the world to the date hereof (subject to the provisos below, all of the foregoing collectively referred to herein as the “Company Claims”); and (b) Acquiror and its Subsidiaries, Affiliates, officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the “Acquiror Released Parties”, and together with the Company Released Parties, the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against any of Acquiror Released Parties that the Releasor or any of his, her or its successors or assigns may have, relating in any way to or in connection with any and all actions taken by any Acquiror Released Party from the beginning of the world to the date of this General

Release in connection with: (i) the preparation, negotiation, execution or consummation of the Merger Agreement, any Ancillary Agreement, or any of the schedules and exhibits thereto, or in connection with any of the transactions contemplated thereby (including in connection with the allocation of the Merger Consideration among the Releasor and the other stockholders of the Company); and (ii) the Company and its Subsidiaries (subject to the immediately following proviso, all of the foregoing collectively referred to herein as the “Acquiror Claims”, and together with the Company Claims, the “Claims”); provided, however, that no release is given hereunder in respect of (i) any breach by Acquiror or any of Acquiror Released Parties of their representations, warranties or covenants in the Merger Agreement or any obligations required to be performed by any Released Party under the terms of the Merger Agreement or any Ancillary Agreement after the date hereof; (ii) travel or other business expenses incurred by the Releasor in the ordinary course of business and consistent with past practice prior to the date of this General Release for which the Releasor is entitled to reimbursement pursuant to the Company’s policies and guidelines in effect as of the date of this General Release; (iii) any rights that (but for this release) the Releasor would have to be indemnified (and advancement of expenses) pursuant to the terms of the certificate of incorporation or by-laws or similar constituent documents; or (iv) any vacation benefits accrued in the ordinary course of business and consistent with past practice that are unpaid as of the date of this General Release and any wages or other compensation and benefits (including equity compensation) due to the Releasor as an employee of the Company in the Ordinary Course of Business and consistent with past practice or as otherwise described in the Disclosure Schedules to the Merger Agreement and arising out of events that have occurred prior to the Effective Time.

2. The Releasor represents that he, she or it has made no assignment or transfer of any of the Claims herein above mentioned or implied.

3. In signing this General Release, the Releasor acknowledges and intends that it shall be effective as a bar to each and every one of the Claims herein above mentioned or implied. The Releasor expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied. The Releasor acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver Acquiror and Sub would not have agreed to consummate the transactions contemplated by the Merger Agreement. The Releasor further agrees that in the event it should assert any Company Claim seeking damages against any of the Company Released Parties or any Acquiror Claim seeking damages against any of Acquiror Released Parties, this General Release shall serve as a complete defense in accordance with its terms to any such Claim. The Releasor further agrees that there does not exist any Claim of the type described in or implied by Section 1 hereof and it is not aware of any pending or threatened Claims of the type described in or implied by Section 1 hereof.

4. The Releasor agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any Released Party or the Releasor of any improper or unlawful conduct.

5. The Releasor also agrees that if it violates this General Release by suing any Released Parties, the Releasor will pay all costs and expenses of defending against the suit incurred by the Released Parties, including attorneys’ fees.

6. The Releasor acknowledges and agrees that the Releasor may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this General Release and further acknowledges and agrees that this General Release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

7. The Releasor agrees that this General Release is confidential and agrees not to disclose any information regarding the terms of this General Release, except to any tax, legal or other counsel the Releasor has consulted regarding the meaning or effect hereof or as required by law, and the Releasor will instruct each of the foregoing not to disclose the same to anyone.

8. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The remedies provided herein are cumulative and not exclusive of any remedies provided by applicable law.

9. This General Release and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

10. It is the intent of the Releasor that this General Release shall be effective as a general release of all claims.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Releasor has caused this General Release to be executed as of the date first written above.

[RELEASOR]

By:
Name:
[Title:]

ANNEX A